SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934
                           (Amendment No.         )

  Filed by Registrant [x]
  Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e) (2))
  [x]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           INTERPHASE CORPORATION
               (Name of Registrant as Specified In Its Charter)

  ___________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):
  [x]  No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
  ______________________________________________________________
       (2) Aggregate numer of securities to which transactions applies:
  ______________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ______________________________________________________________
       (4) Proposed maximum aggregate value of transaction:
  ______________________________________________________________
       (5) Total Fee Paid
  ______________________________________________________________
  [ ]  Fee paid previously with preliminary materials.
  [ ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
  ______________________________________________________________
       (2) Form, Schedule or Registration Statement No:
  ______________________________________________________________
       (3) Filing Party:

       (4) Date Filed:
  ______________________________________________________________

                           [INTERPHASE COMPANY LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 2, 2001

 ----------------------------------------------------------------------------

 To the Holders of Common Stock of
   Interphase Corporation:

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the "Company"), will be held on May 2, 2001 at 10:00 a.m. local time at the Omni Mandalay at 221 East Las Colinas Boulevard, Irving, Texas, for the following purposes:

      (a) to elect seven directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

      (b) to transact such other business as may properly come before the meeting or any adjournment thereof.

      It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.

                                    By order of the Board of Directors

                                    /s/ S. Thomas Thawley
                                    ---------------------------
                                    S. Thomas Thawley
                                    Vice Chairman and Secretary
 Dallas, Texas
 April 2, 2001

                            Interphase Corporation
                                 13800 Senlac
                             Dallas, Texas 75234


                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            To be Held May 2, 2001


      This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 2, 2001. Proxies in the form enclosed will be voted at the meeting, or if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 2, 2001.

                       PERSONS MAKING THE SOLICITATION

      The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the Annual Meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of pocket expenses they incur in connection with forwarding the solicitation material.

                  OUTSTANDING CAPITAL STOCK AND RECORD DATE

      The record date for shareholders entitled to notice of and to vote at the annual meeting is March 1, 2001. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,756,193 shares of Common Stock, $.10 par value ("Common Stock").

                 ACTION TO BE TAKEN AT THE MEETING

      The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the seven persons named under the caption "Election of Directors" and to transact such other business as may properly come before the meeting.

      Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                              QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 3, 2001 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. Each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.


   Name and address of        Amount and Nature of      Percent of
   Beneficial Owner (1)       Beneficial Ownership         Class
   ---------------------------------------------------------------
   Gregory B. Kalush              366,330  (2) (3)          6.4%
   S. Thomas Thawley              268,625   (2)             4.7%
   David H. Segrest                47,000   (2)             0.8%
   James F. Halpin                 47,000   (2)             0.8%
   Paul N. Hug                     42,000   (2)             0.7%
   Steven P. Kovac                 33,334   (2)             0.6%
   William R. Voss                 31,000   (2)             0.5%

   All executive officers         835,289   (4)            14.5%
   and directors
   as a group (7 persons)


 (1) The address for these people is Interphase Corporation, 13800 Senlac, Dallas, TX 75234.
 (2) Includes vested options to purchase Common Stock with exercise prices ranging from $4.38-$23.00 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 122,333 shares; Mr. Hug, 42,000 shares; Mr. Segrest, 42,000 shares; Mr. Thawley, 42,000 shares; Mr. Halpin, 40,000 shares; Mr. Kovac, 33,334 shares; and Mr. Voss, 30,000 shares.
 (3) Includes beneficial ownership of shares due to voting rights on shares held by Motorola (243,997 shares).
 (4) Includes 351,667 shares that may be acquired upon exercise of vested stock options.

                            ELECTION OF DIRECTORS

      Seven directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

      A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

      Gregory B. Kalush, 44, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1997. While at DSC, he served as Vice President Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest area, and Division Director of Finance and Operations for the Data Systems division.

      James F. Halpin, 50, was elected a director in 1996. Mr. Halpin is currently President of River Bend Incorporated, a private investment company. He had served as the Chief Executive Officer of CompUSA from December 1993 to March 2000. Mr. Halpin had also served as President and as a director of CompUSA since May 1993 and as Chief Operating Officer from May 1993 to January 1995. From 1990 to November 1992, Mr. Halpin was President of HomeBase, a home center warehouse retailer. Mr. Halpin is a member of the Compensation Committee and General Stock Option Committee of the Board of Directors. Mr. Halpin is a director for Marvel Enterprises Inc., a comic book publisher and toy manufacturer and Lowe's Companies, Inc. a home improvement retail center.

      Paul N. Hug, 57, was elected a director in 1983. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPA's since 1988. Mr. Hug is a member of the Compensation Committee and the General Stock Option Committee, and is Chairman of the Audit Committee of the Board of Directors.

      Randall D. Ledford, 51, Randall D. Ledford is currently Senior Vice President and Chief Technology Officer for Emerson Electric Co., responsible for leading the strategic technical direction of the Company, advising the Corporation and Divisions on technology acquisitions, and directing Strategic Investment Programs for R&D and new product investments. He is also President of the internal Emerson subsidiary investing in technology venture companies. He serves on several CTO Boards and Forums both in the U.S. and abroad, as well as on the Board of Directors of several technology companies. Before joining Emerson, Mr. Ledford was President and General Manager of several different divisions at Texas Instruments Inc., including software, digital imaging, enterprise solutions, and process automation. He began his career with Bell Telephone Laboratories in New Jersey where he worked on UNIX development, fiber optic communication, and microwave transmissions. Mr. Ledford holds a Ph.D. in physics from Duke University. He has over 20 patents and has published over 80 articles in professional journals in science, engineering and business.

      David H. Segrest, 56, was elected a director in 1983. He has been engaged in the practice of law since 1970 and has served as a partner of Gardere Wynne Sewell LLP, and its predecessors since 1975. Gardere Wynne Sewell LLP has served as counsel to the Company since 1978. Mr. Segrest is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

      S. Thomas Thawley, 59, is a co-founder of the Company and has served as
 Secretary and a director of  the Company since its  inception in 1977.   Mr.
 Thawley was elected Vice Chairman in May 2000.

      William R. Voss, 47, was appointed to the Board of Directors in 1997. Mr. Voss is a member of the Audit Committee of the Board of Directors. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC since 1999. Mr. Voss served as Chief Executive Officer and President for Natural Nutrition Group from 1995 to 1999. Previously, Mr. Voss served as President and Chief Executive Officer of McCain Foods, Inc., from 1993 to 1995. Prior to 1993 he was President and Chief Operating Officer of Pilgrim's Pride Corporation. Mr. Voss is a director for Nash Finch Company, a grocery retailer and wholesaler.

 Committees and Meetings of the Board of Directors

      The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the General Stock Option Committee, and the New Employee and Retention Stock Option Committee. No nominating committee has been established. The current Audit Committee is composed of Mr. Hug, Chairman, Mr. Segrest and Mr. Voss. The Audit Committee met five times during 2000. The Audit Committee's responsibilities are described in the Audit Committee Charter (see Exhibit A). The current Compensation Committee is composed of Mr. Halpin, Chairman, Mr. Hug and Mr. Segrest. The Compensation Committee met two times during 2000 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The current General Stock Option Committee is composed of Mr. Hug and Mr. Halpin. The General Stock Option Committee has the authority, as does the full Board of Directors, to grant stock options under the Amended and Restated Stock Option Plan. The General Stock Option Committee met one time during 2000. In 2000, the New Employee and Retention Stock Option Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Option Committee has the authority to grant stock options under the Amended and Restated Stock Option Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company. It is not intended that the New Employee and Retention Stock Option Committee will grant options to officers or directors of the Company.

      The Board of Directors held six meetings during the year ended December 31, 2000. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

 Compensation of Directors

 Cash Compensation

      The Company compensates its independent directors, Mr. Hug, Mr. Halpin, Mr. Segrest, Mr. Thawley and Mr. Voss, based upon the number of meetings attended, plus an annual retainer. This amount is reasonably estimated to be approximately $20,000 per year, per director. Mr. Kalush does not receive cash compensation as a director.

 Directors Stock Options

      In May 2000, each incumbent director was granted an option under the Amended and Restated Director Stock Option Plan for 10,000 shares of Common Stock (an aggregate of 60,000 shares). These options have an exercise price of $17.81 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 2001 annual meeting of shareholders.

                               AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Segrest and Mr. Voss. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company's internal controls and financial reporting process.

 Audit Committee Charter

      The Board of Directors has adopted and maintains a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached as Exhibit A.

 Audit Committee Member Independence

      All members of the Audit Committee are independent as defined in the applicable listing standards of the NASD.

 Report of Audit Committee

 April 2, 2001

 To the Board of Directors of Interphase Corporation:

      We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditor's independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

 Paul N. Hug, Chairman

 David H. Segrest

 William R. Voss

                              EXECUTIVE OFFICERS

      The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:
                                                                   Executive
                                                                  Officers of
                                                                  the Company
      Name           Age  Position(s) Held with the Company           Since
 -----------------   ---  --------------------------------------  -----------
 Gregory B. Kalush   44   Chairman of the Board,                       1998
                          Chief Executive Officer and President

 Steven P. Kovac     45   Chief Financial Officer, Treasurer and       1999
                          Vice President of Finance


      Gregory B. Kalush joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1997. While at DSC, he served as Vice President Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest area, and Division Director of Finance and Operations for the Data Systems division.

      Steven P. Kovac joined the Company in May 1999 as Chief Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, from 1997 to 1999 Mr. Kovac served as Chief Operating Officer and Chief Financial Officer for TPN Inc., a satellite television network. From 1989 to 1997 Mr. Kovac was the Regional Vice President of Finance and Chief Financial Officer for AT&T Wireless Services, McCaw Cellular Communications and LIN Cellular Communications. From 1988 to 1989, Mr. Kovac was Vice President of Finance and Administration for BBL Industries, a manufacturer of paging terminals and voice messaging equipment. Mr. Kovac is a member of the Board of Directors for Integrated Systems Corporation, a reseller of DSL and satellite ISP, located in Denver, Colorado.

                            EXECUTIVE COMPENSATION

 Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Compensation Committee (under this caption, the "Committee") is responsible for structuring and monitoring the Company's executive compensation program. The Committee is currently composed of three members of the Board of Directors: Mr. Halpin, Chairman, Mr. Hug and Mr. Segrest. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

      The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive and to succeed in them over the long term the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

      Salient components of the executive compensation program include annual salary, annual bonus plan and stock option grants.

      At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162(m) of the Internal Revenue Code, except with respect to the Amended and Restated Stock Option Plan.

 Annual Salary

      The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

 Executive Bonus Plan

      The executive bonus plan is intended to link executive compensation with the attainment of defined Company goals on an annual basis.

      Each fiscal year, the Committee, after consulting with management of the Company, establishes annual financial targets for the Company. A target annual bonus amount is established based upon these financial targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved. The financial targets established for 2000 were not achieved, thus executive bonuses were not paid.

 Stock Option Grants

      Through the granting of stock options, the Company intends to align the executives' long-term interests with those of the shareholders of the Company by tying executive compensation to the long-term performance of the Company's stock price. This is the Company's principal long-term incentive to executives.

      The Committee recommends to the General Stock Option Committee the number of shares to be granted to an executive based upon several factors including, but not limited to, management's recommendation, the executive's salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

 Chief Executive Officer Compensation

      In keeping with the general compensation philosophy outlined above, Mr. Kalush's base salary is established to place emphasis on incentive compensation while remaining competitive with others in the Company's industry. Mr. Kalush's target annual bonus amount is established based upon annual financial targets for the Company developed by the Committee. The actual payment of a bonus is primarily dependent upon the extent to which these objectives are achieved. The amount of stock options granted to Mr. Kalush is based upon several factors including, but not limited to, base salary level, performance, position and contribution to the overall success of the Company. The Compensation Committee believes that the total compensation paid to Mr. Kalush is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in size, business mix and geographic area.

 Summary

      The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee's desire to reward executives for individual contribution to the attainment of the Company's goals while linking each executive's financial opportunity with increased value to the shareholders.


                               THE COMPENSATION COMMITTEE

                               James F. Halpin, Chairman
                               Paul N. Hug
                               David H. Segrest

 Employment Agreements

      The Board of Directors approved Mr. Kalush's current employment agreement, effective March 12, 2000, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary from March 2000 until March 2003 of at least $250,000 per year. After the expiration of the initial term of employment, the employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other party more than 30 days prior to the expiration of the current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kalush (i) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (ii) is entitled to certain benefits available to officers of the Company generally.

      Mr. Kalush's employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If Mr. Kalush dies or the Company terminates Mr. Kalush's employment agreement by reason of disability, then Mr. Kalush will be entitled to (i) receive severance compensation in the amount of two year's base salary, and (ii) receive payment of two years of the Executive's annual bonus under the Corporation's Executive Bonus Plan. If the Company elects not to renew Mr. Kalush's employment agreement or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled to receive severance payments in the amount of three year's base salary. However, following a "change in control" (as defined below), he will be entitled to (i) severance compensation in the amount of two year's base salary, (ii) receive an immediate payment equal to two years of the Executive's annual bonus under the Corporation's Executive Bonus Plan and (iii) all of the stock options (the "Executive Stock Options") which have been granted pursuant to the Plan, or otherwise, shall be accelerated on the date of acquisition.

      In the event of a "change in control" of the Company, all outstanding stock options of Mr. Kalush will become exercisable. A "change in control" under these arrangements occurs when one investor, including its affiliates, owns 20% or more of the outstanding Common Stock of the Company. In addition, under certain circumstances Mr. Kalush is given an additional period of up to three years to exercise his options.

      The Board of Directors approved Mr. Kovac's current employment agreement, effective May 11, 1999, pursuant to which the Company employs Mr. Kovac as its Chief Financial Officer, Vice President of Finance and Treasurer, at a base salary of, at least, $175,000 per year. In addition, in accordance with his employment agreement, Mr. Kovac (i) received in May 1999 a non-qualified stock option for 40,300 common shares, and an incentive stock option for 59,700 common shares, all for a ten year term and an exercise price of $8.375 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

      Mr. Kovac's employment agreement permits the Company to terminate Mr. Kovac without further compensation for willful neglect of his duties. If the Company terminates Mr. Kovac for any reason other than willful neglect, Mr. Kovac will receive (i) nine months severance pay at his base salary, and
 (ii) receive a pro rata payment of his bonus for the year in which he is terminated. In the event of a "change in control" of the Company, as defined above, all outstanding stock options of Mr. Kovac will become exercisable, subject to certain restrictions.

 Summary Compensation Table

      A summary  compensation  table has  been  provided below  and  includes individual compensation  information  on  the Chief  Executive  Officer  and
 certain  other  executive  officers  (collectively,  the  "Named   Executive
 Officers") during 2000.

                                                      Long-term
                            Annual Compensation (1)   Compensation
                            -----------------------   Securities
                                                      Underlying        All Other
                                  Salary    Bonus     Options/SAR's   Compensation (2)
                            Year    ($)      ($)          (#)              ($)
                            ----------------------------------------------------------
 Gregory B. Kalush          2000  247,000        -       110,000          5,000
 Chairman of the Board,     1999  215,000  197,008       155,000          5,000
 Chief Executive Officer    1998  160,000        -        60,000          5,661
 and President

 Steven P. Kovac            2000  188,000        -        40,000          4,000
 Chief Financial Officer,   1999  112,000   63,043       100,000              -
 Treasurer and Vice
 President of Finance


  (1) The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance. No executive officer named above received other compensation in excess of the lesser of $50,000 or 10% of such officers' salary and bonus compensation.

 (2) "All Other Compensation" consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan.

 Option/SAR Grants in Last Fiscal Year

      The following table provides information with respect to stock options/SARs granted to the Named Executive Officers during the year ended December 31, 2000. The potential realized value reported below assumes compounded annual rates of return over the term of the options.



                   Number of   Total Options/                             Appreciation at
                   Securities   SARs Granted                            Assumed Annual Rates
                   Underlying   to Employees                              of Stock Price
                  Options/SARs   in Fiscal     Exercise                   for Option Term
                     Granted        Year        Price    Expiration   5 Percent   10 Percent
 Name                  (#)          (%)          ($)        Date         ($)          ($)
 --------------------------------------------------------------------------------------------
 Gregory B. Kalush     10,000       1%         $17.813    5/3/2010    $112,025       $283,893
                      100,000      14%         $13.875   5/30/2010    $872,591     $2,211,318

 Steven P. Kovac       40,000       5%         $13.875   5/30/2010    $349,037       $884,527



 Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

      The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 2000. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 2000 are summarized in the table. A distinction is made between options/SARs that were exercisable (vested) at December 31, 2000 and those options/SARs that were not exercisable at December 31, 2000.

                                            Number of Securities        Value of Unexercised
                                            Underlying Unexercised          In-The-Money
                        Shares                  Options/SARs               Options/SARs
                    Acquired On   Value     at fiscal Year End          at fiscal Year End
                      Exercise  Realized   Exercisable/Unexercisable  Exercisable/Unexercisable
  Name                  (#)       ($)                (#)                        ($)
  ---------------------------------------------------------------------------------------------
  Gregory B. Kalush         -         -       79,000  /  246,000        $114,078   /  $186,267

  Steven P. Kovac           -         -       33,334  /  106,666         $14,600   /   $29,200


 Stock Performance Graph

      The following chart compares the cumulative total shareholder return on Common Stock during the years ended December 31, 2000, 1999, 1998, 1997 and
 1996 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies with the same four-digit
 SIC code as the Company (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance.
 The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on December 31, 1995 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                        [PERFORMANCE GRAPH APPEARS HERE]

                            Cumulative Return

                          12/95    12/96    12/97    12/98    12/99    12/00
                          -----    -----    -----    -----    -----    -----
 Interphase Corporation     100       86       49       60      182       76
 Peer Group                 100      145      149      290      673      507
 NASDAQ                     100      123      151      213      395      238


                         CERTAIN RELATED TRANSACTIONS

      David H. Segrest, is the Assistant Secretary and a director of the Company, and a member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company. Mr. Segrest is also a partner of Gardere Wynne Sewell LLP, the Company's general counsel. Mr. Segrest and others at Gardere Wynne Sewell LLP provide legal services to the Company and are typically compensated at prevailing hourly rates. During 2000, the Company paid Gardere Wynne Sewell LLP approximately $253,000 for services provided.

           SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2000.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      ARTHUR ANDERSEN LLP served as the independent auditors of the Company for the year ended December 31, 2000, and has been retained as the independent auditors for the year ended December 31, 2001. A representative of ARTHUR ANDERSEN LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions.

      During fiscal year 2000, the Company retained its principal auditor, ARTHUR ANDERSEN LLP, to provide services in the following categories and amounts:

                     Audit Fees               $125,000
                     All Other Fees            $68,000


                          SHAREHOLDERS' PROPOSALS

      Any proposals that shareholders of the Company desire to have presented at the 2002 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 3, 2001, whether or not the shareholder wishes to include the proposal in the Company's proxy materials.


                                MISCELLANEOUS

              The Annual Report to Shareholders of the Company for 2000, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

              The Company will provide without charge to each person whose proxy is solicited hereby a copy of the Company's 2000 Form 10-K upon written request as set forth below. Exhibits to the Form 10-K are also available upon written request upon payment of a reasonable charge to cover the Company's cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, 13800 Senlac, Dallas, Texas, 75234.


                                        By Order of the Board of Directors

                                        /s/ S. THOMAS THAWLEY
                                        ---------------------------
                                        S. THOMAS THAWLEY
                                        Vice Chairman and Secretary
 Dallas, Texas
 April 2, 2001

 EXHIBIT A

                             INTERPHASE CORPORATION
                             AUDIT COMMITTEE CHARTER


      The Audit Committee ("Committee") shall be appointed by the Board of Directors ("Board"). The Audit Committee shall provide assistance to the Corporate Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. Its obligations in that regard include:

 1. To review the financial reports and other financial information provided by the Company to any governmental or other regulatory body and to monitor any public or other uses thereof;

 2. To review the Company's quarterly financial statements and result of the annual independent audit of the Company's financial statements;

 3. To review the Company's systems of internal accounting and financial controls; and

 4. Recommend to the Board of Directors the selection of the independent public accountants.

      In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities, personnel and outside auditors, along with the power to retain, at Company's expense, outside counsel, auditors or other experts for this purpose. Any outside auditor retained by the Company is ultimately accountable to the Board and the Committee.

      The Committee shall review the adequacy of this charter on an annual basis.


                                  MEMBERSHIP

      The Committee shall be comprised of not less than three members of the Board, and the Committee members will meet the requirements of the Audit Committee Policy of the NASD. Accordingly, the members of the Audit Committee will be directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Each member will be financially literate. In addition, at least one member of the Committee will have financial management expertise. The Board shall designate the chair of the Committee.

      The Committee shall meet as often as necessary to fulfill its responsibilities.

                         DUTIES AND RESPONSIBILITIES

      The Committee recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as outside auditors, have more time, knowledge and more detailed information of the Company than do Committee members. As a result, in carrying out its oversight responsibilities, the Committee's role is not to provide expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

      The following functions shall be the common, recurring activities of the Committee in carrying out its duties. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

 1. The Committee shall review with management and the outside auditors the financial statements to be included in the Company's annual report on Form 10-K and shall review and consider with the outside auditors the matters required to be discussed by the Statement of Auditing Standards ("SAS") No.
 61.  This review will occur prior to filing of the Form 10-K.

 2. The Committee shall review with management and the outside auditors the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61. This review will occur prior to the filing of each Form 10-Q.

 3. The Committee shall discuss with management and outside auditors the quality and adequacy of the Company's internal controls.

 4. The Committee shall review and discuss with management and outside auditors the results of any internal audits.

 5. The Committee shall a) request from the outside auditors, at least annually, a formal written statement delineating all relationships between the auditors and Company consistent with Independence Standards Board Standard No. 1; b) discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' objectivity and independence; and c) recommend that the Board take appropriate action, if any, in response to the outside auditors' report to satisfy itself of the auditors' independence.

 6. The Committee shall be responsible for making recommendations to the Board concerning the retention of outside auditors, and the Board with the Audit Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor, subject to annual shareholder approval.

      FORM OF PROXY CARD FOR INTERPHASE CORPORATION 2001 ANNUAL MEETING



 PROXY                                                                  PROXY


                            INTERPHASE CORPORATION

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the "Company" to be held on May 2, 2001 at 10:00 a.m. local time at the Omni Mandalay at 221 East Las Colinas Boulevard, Irving, Texas 75039, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

    If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

         (Continued and to be dated and signed on the reverse side.)

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                            INTERPHASE CORPORATION


 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

 [                                                                          ]

 1. Election of Directors-
    Nominees: 01-James F. Halpin, 02-Paul N. Hug,      For  Withhold  For All
    03-Gregory B. Kalush, 04-Randall D. Ledford,       All    All     Except
    05-David H. Segrest, 06-S. Thomas Thawley and      [ ]    [ ]       [ ]
    07-William R. Voss

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

   _______________________________________________




 2. In the discretion of the Proxies, on any other     For   Against  Abstain
    matters that may properly come before the          [ ]     [ ]      [ ]
    meeting or any adjournment thereof.

 THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO
 SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR
 ALL OF THE MATTERS REFERRED TO ABOVE.

 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.


                                    Dated: ____________________________, 2001

 Signature(s)________________________________________________________________

 ____________________________________________________________________________

 Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please date and sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             FOLD AND DETACH HERE

                           YOUR VOTE IS IMPORTANT.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                         USING THE ENCLOSED ENVELOPE.